Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker): iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares iBoxx $ Investment Grade Corporate Bond ETF (ISHINTOP)
      BlackRock Allocation Target Shares: Series C Portfolio
(BATSC)
BlackRock Balanced Capital Portfolio (FI) (BCS_F)
2022 Global Income Opportunity Trust (BGIO)
BlackRock Core Bond Portfolio (BR-CORE)
BlackRock Funds, BlackRock Global Long/Short Credit Fund
(BR-GC)
BlackRock Credit Strategies Income - Investment Grade (BR-
MSBIG)
Strategic Income Opportunities Fund(BR-SIP)
BlackRock Strategic Global Bond Fund, Inc.(BR-WI)
BlackRock Credit Allocation Income Trust (Preferred Sleeve)
(BTZ-PREF)
BlackRock Total Return V.I. Portfolio (Ins - Var Ser) (BVA-
BF)
Brighthouse Funds Trust II - BlackRock Bond Income
Portfolio (MET-BI)
Master Total Return Portfolio of Master Bond LLC (MF-BOND) JNL/BlackRock Global Long Short Credit Fund (SMF_CC-GC) Advanced Series Trust - AST BlackRock/Loomis Sayles Bond Portfolio (SMF_PRUTR)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
05-02-2017

Security Type:
BND/CORP


Issuer
Barclays PLC (2028)

Selling
Underwriter
Barclays Capital Inc

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Barclays Capital Inc., ANZ
Securities,Inc.,Banco Santander, S.A.,BBVA
Securities Inc., BNY Mellon Capital
Markets,LLC, CIBC World Markets Corp.,
Commonwealth Bank of Australia, Drexel
Hamilton,LLC, Mischler Financial
Group,Inc.,Natixis Securities Americas LLC,
Nomura Securities International,Inc.,PNC
Capital Markets LLC,Scotia Capital (USA)
Inc., SMBC Nikko Securities
America,Inc.,Standard Chartered Bank,
SunTrust Robinson Humphrey,Inc., Swedbank AB
(publ),The Williams Capital Group,L.P., U.S.
Bancorp Investments,Inc.


Transaction Details

Date of Purchase
05-02-2017


Purchase
Price/Share
(per share / %
of par)
$ 100.00

Total
Commission,
Spread or
Profit
0.450%


1.	Aggregate Principal Amount Purchased
(a+b)
$ 175,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$ 59,314,000

b. Other BlackRock Clients
$115,686,000

2.	Aggregate Principal Amount of
Offering
$2,000,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.0875


 Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Arushi Bhasin
Date:
05-09-2017

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
05-09-2017

Global Syndicate Team Member